SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

____________________________________________________________________________________________.

2.	Aggregate number of securities to which transaction applies:

____________________________________________________________________________________________.

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

____________________________________________________________________________________________.

4.	Proposed maximum aggregate value of transaction:

____________________________________________________________________________________________.

5.	Total fee paid:

____________________________________________________________________________________________.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

$___________________________________________________________________________________________.

2.	Form, Schedule or Registration Statement No.:

____________________________________________________________________________________________.

3.	Filing Party:

____________________________________________________________________________________________.

4.	Date Filed:

____________________________________________________________________________________________.

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 19, 2006

To the Stockholders of Chelsea Therapeutics International, Ltd.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Chelsea Therapeutics International, Ltd. will be held on Wednesday, July 19, 2006 at 9:00 a.m., local time, at the Ballantyne Resort located at 10000 Ballantyne Commons Parkway, Charlotte, NC 28277 for the following purposes:

1.	To elect six directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified;

2.	To approve the amendments to our 2004 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder from 1,496,432 to 2,645,000;

3.	To ratify the appointment of J.H. Cohn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on April 25, 2006 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the annual meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

For the Board of Directors,

CHELSEA THERAPEUTICS

INTERNATIONAL, LTD.

Simon Pedder, Ph.D.

President, Chief Executive Officer and Director

Charlotte, North Carolina

May 1, 2006

Your vote is important. In order to assure your representation at the meeting, please complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope.

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

PROXY STATEMENT

2006 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 19, 2006

General

The enclosed proxy is solicited on behalf of the Board of Directors of Chelsea Therapeutics International, Ltd. for use at the annual meeting of stockholders to be held Wednesday, July 19, 2006 at 9:00 a.m., local time, at the Ballantyne Resort located at 10000 Ballantyne Commons Parkway, Charlotte, NC 28277, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 25, 2006 are entitled to notice of and to vote at the meeting. On that record date, 19,565,339 shares of our common stock were issued and outstanding.

These proxy solicitation materials were first mailed on or about May 4, 2006 to all stockholders entitled to vote at the meeting.

The purposes of the meeting are:

1.	To elect six directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified;

2.	To approve the amendments to our 2004 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder from 1,496,432 to 2,645,000 shares;

3.	To ratify the appointment of J.H. Cohn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date and Shares Outstanding

Stockholders of record at the close of business on April 25, 2006 are entitled to notice of and to vote at the meeting. At the record date 19,565,339 shares of our common stock were issued and outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

•	Filing with the Corporate Treasurer of Chelsea Therapeutics at or before the taking of the vote at the meeting a written notice of revocation bearing a later date than the proxy;

•	Duly executing a later-dated proxy relating to the same shares and delivering it to the Corporate Treasurer of Chelsea Therapeutics at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

Any written notice of revocation or subsequent proxy should be delivered to Chelsea Therapeutics International, Ltd. at 13950 Ballantyne Corporate Place, Unit 325, Charlotte, NC 28277, Attention: Corporate Treasurer, or hand-delivered to the Corporate Treasurer before the taking of the vote at the meeting.

Voting

Each holder of common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholders’ votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the meeting. Abstentions are considered shares present and entitled to vote and, therefore, have the same legal effect as a vote against a matter presented at the meeting. Any shares held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable rules, will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes but will be considered for purposes of determining the presence of a quorum.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by Chelsea Therapeutics. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to those beneficial owners. Proxies may also be solicited by our directors, officers or employees, personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay additional compensation for doing so.

Deadline for Receipt of Stockholder Proposals

Stockholders may present proposals for action at an annual meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our bylaws. No stockholder proposals were received for consideration at our 2006 annual meeting of stockholders.

Under SEC rules, in order for a stockholder proposal to be included in our proxy solicitation materials for our 2007 annual meeting of stockholders, it must be delivered to our Corporate Treasurer at our principal executive offices by December 31, 2006; provided, however, that if the date of the 2007 annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after July 19, 2007, notice by the stockholder must be delivered not later than the close of business on the later of (1) the 90th day prior to the 2007 annual meeting or (2) the 10th day following the day on which public announcement of the date of the 2007 annual meeting is first made.

Under our bylaws, any stockholder wishing to bring any business before our 2007 annual meeting of stockholders, including, but not limited to, the nomination of persons for election as directors, must provide notice to us no earlier than February 20, 2007 and no later than March 22, 2007; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after July 19, 2007, notice by the stockholder must be delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. The notice shall be in writing by registered mail, return receipt requested, to the Corporate Treasurer at our principal executive offices, setting forth the business to be presented by the stockholder at the stockholders’ meeting. Any such notice shall set forth the following as to each matter the stockholder proposes to bring before the meeting: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, if such business includes a proposal to amend our bylaws, the language of the proposed amendment; (c) the name and address, as they appear on our books, of the stockholder proposing such business; (d) the class and number of our shares that are beneficially owned by such stockholder; (e) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and (f) any material interest of the stockholder in such business.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

A board of six directors is to be elected at the meeting, to serve for one year, or until the election and qualification of their successors. Current director David Tanen has decided not to stand for reelection. We will continue to search for another qualified individual to join our Board of Directors and expect to identify a candidate by August 31, 2006. Whenever that person is identified, our Board intends to increase the number of directors to seven and elect the individual as a director. That candidate would serve until the 2007 annual meeting, at which time we would expect to renominate that individual and present him or her for election by the stockholders. This candidate is expected to be independent as defined in Rule 4200(a)(15) of Nasdaq’s listing standards.

Unless a proxy is marked to withhold authority to vote, the proxy holders will vote the proxies received by them for the six nominees named below, all of whom are currently directors and each of whom has consented to be named in this proxy statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE SIX NOMINEES LISTED BELOW.

The name of and certain information regarding each nominee as of April 25, 2006 is set forth below, which information is based on data furnished to us by the nominees. There are no family relationships among directors, director nominees or executive officers of Chelsea Therapeutics. When referencing how long each director has served, we have included the time periods for which the nominees served on the Board of Directors of Ivory Capital Corporation and Chelsea Therapeutics, Inc., our predecessor companies. The business address for each nominee for matters regarding Chelsea Therapeutics is 13950 Ballantyne Corporate Place, Unit 325, Charlotte, NC 28277.

Name—Director Since	Age	Position(s) With Chelsea Therapeutics
Simon Pedder—April 2004	45	President, Chief Executive Officer and Director

Michael Weiser—April 2002	43	Director

Kevan Clemens—September 2004	61	Director

Neil Herskowitz—September 2004	49	Director

Johnson Y.N. Lau—September 2004	45	Director

Jason Stein—June 2004	32	Director

Simon Pedder, Ph.D.—President, Chief Executive Officer and Director. Dr. Pedder joined us from Hoffmann-La Roche Inc. in April 2004 where he was Vice President of Pharmaceutical Business, Oncology and an executive officer since February 2003. Prior to that he served as the Vice President, Drug Development at Hoffmann-La Roche from May 2001 until December 2002 and as Director, Pharmaceutical Business, Pharmaceutical Development and Project Management from May 1994 until May 2001. While at Hoffmann-La Roche, Dr. Pedder was in charge of the development of Pegasys and Copegus, which have combined annual worldwide sales of over $1 billion, and oversaw a number of successful NDAs. Dr. Pedder has his Ph.D. in Pharmacology from the College of Medicine at the University of Saskatchewan in Canada.

Michael Weiser, M.D., Ph.D.—Chairman of the Board. Dr. Weiser has served on our Board of Directors since our inception in April 2002, and also served as our interim President from April 2002 until October 2003. Dr. Weiser has been the Director of Research for Paramount BioScience, LLC since February 2005 and was the Director of Research of Paramount BioCapital Asset Management, Inc. from July 1998 until February 2005. Dr. Weiser currently serves as a director of Manhattan Pharmaceuticals, Inc., VioQuest Pharmaceuticals, Inc. and Hana Biosciences, Inc. all publicly traded pharmaceutical companies. He also serves as a director of ZIOPHARM, Inc., and several other privately held biotechnology companies. Dr. Weiser completed his Ph.D. in Molecular Neurobiology at Cornell University Medical College and received his M.D. from New York University School of Medicine, where he also completed a Postdoctoral Fellowship in the Department of Physiology and Neuroscience.

Kevan Clemens, Ph.D.—Director. Dr. Clemens has served on our Board of Directors since September 2004. In 2004, Dr. Clemens retired after 30 years of experience in the pharmaceutical industry. In his last position as Executive VP/Business Director Hoffmann-La Roche he ran the successful Global Oncology business that included Strategic/Business plans and the Development/Marketing of the products. Prior to that he was Global Head of Specialty Care, Global Head of Project Management and the Head of Clinical Operations for North and South America. Dr. Clemens worked for 25 years at Syntex and Roche in Development, Sales and Marketing positions including Head of Pharmacoeconomics & Pricing. Dr. Clemens obtained his Ph.D. in Chemistry from the University of London.

Neil Herskowitz—Director. Mr. Herskowitz has served on our Board of Directors since September 2004. He has served as the Managing Member of ReGen Partners LLC, an investment fund located in New York, and as the President of its affiliate, Riverside Contracting LLC since June 1998. Mr. Herskowitz currently serves as a director of Manhattan Pharmaceuticals, Inc., a publicly traded pharmaceutical company. He also serves on the board of directors of Starting Point Services for Children, a not-for-profit corporation, and of Vacation Village, a 220-unit development in Sullivan County, New York. Mr. Herskowitz received a B.B.A. in Finance from Bernard M. Baruch College in 1978.

Johnson Y.N. Lau, M.B.B.S., M.D., F.R.C.P.—Director. Dr. Lau has served on our Board of Directors since September 2004. He has served as a managing director for Roth Capital Partners since November 2005 and he also currently serves as the Chairman of Kinex Pharmaceuticals, LLC, a position he has held since December 2003. Prior to that, Dr. Lau was an independent contractor from January 2003 until December 2003 and served in various capacities at Ribapharm Inc. from August 2000 until January 2003, including Chairman, President and Chief Executive Officer. Previously he was the Senior Vice President and Head of Research and Development at ICN Pharmaceuticals and Senior Director of Antiviral Therapy at Schering-Plough Research Institute. Dr. Lau also currently serves on the board of directors of VioQuest Pharmaceuticals, Inc. He has published over 200 scientific papers and 40 reviews and editorials in leading academic journals and was elected as a Fellow, Royal College of Physicians in 2004. Dr. Lau holds an M.B.B.S. and M.D. from the University of Hong Kong and the degrees of M.R.C.P. and F.R.C.P. from the Royal College of Physicians.

Jason Stein, M.D.—Director. Dr. Stein has served on our Board of Directors since June 2004. Dr. Stein has served as the Senior Analyst at Paramount BioScience, LLC since February 2005 where he is responsible for medical, scientific and financial research of pharmaceutical products and technologies. Prior to that, he served as the Senior Analyst at Paramount BioCapital Asset Management, Inc. from January 2000 until February 2005. Dr. Stein is also an officer and/or director of several other privately held development-stage biotechnology companies. Dr. Stein received his B.A. from the University of Michigan and M.D. from Saba University.

Required Vote

The six nominees receiving the highest number of affirmative votes of the common stock present or represented and entitled to be voted for them shall be elected as directors.

CORPORATE GOVERNANCE MATTERS

Composition of Our Board of Directors

Our certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our Board of Directors, provided that the number of directors shall not be less than five or more than nine. We currently have seven directors, although Mr. Tanen has decided not to stand for reelection at this year’s annual meeting. Although our common stock is not listed on any of the New York Stock Exchange, American Stock Exchange or the Nasdaq Stock Market as of the record date, our Board of Directors is composed of a majority of independent directors as required under the rules of such markets or exchanges.

Board Meetings and Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. The Board may also establish other committees from time to time to assist in the discharge of its responsibilities.

Our Audit Committee was established in February 2005 and is comprised of Mr. Herskowitz (Chairman), and Drs. Clemens and Lau. Our Board of Directors has determined that Dr. Lau qualifies as an “audit committee financial expert,” as that term is defined by SEC regulations. As indicated in his biography above, Dr. Lau has experience as the principal executive officer of a publicly held company traded on the New York Stock Exchange. The Audit Committee provides assistance to our Board of Directors in its oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, the procedures undertaken by the independent registered public accounting firm and our compliance with other regulatory and legal requirements. Although our common stock is not listed on any of the New York Stock Exchange, American Stock Exchange or the Nasdaq Stock Market as of the record date, applicable SEC rules require us to determine whether Dr. Lau is also an “independent director,” as that term is defined by the listing standards of one of the foregoing stock markets. We have determined that Dr. Lau is an “independent director,” as that term is defined by Rule 4200(a)(15) of the Nasdaq listing requirements.

Our Compensation Committee was established in February 2005 and is comprised of Drs. Clemens (Chairman), Lau and Stein. The Compensation Committee reviews and makes recommendations to our Board of Directors concerning the compensation and benefits of our executive officers and directors, administers our stock option and employee benefit plans, and reviews general policy relating to compensation and benefits.

Our Nominating and Corporate Governance Committee was established in February 2005 and is comprised of Drs. Lau (Chairman) and Clemens and Mr. Herskowitz. The Nominating and Corporate Governance Committee is responsible for identifying and recommending qualified nominees to serve on our Board of Directors as well as developing and overseeing our internal corporate governance processes.

Our Audit Committee and Nominating and Corporate Governance Committee each operate pursuant to a formal written charter. The charters for each committee, which have been adopted by the Board of Directors, contain a detailed description of the respective committee’s duties and responsibilities and are available in the Investor Relations section of our website at www.chelsearx.com.

In addition to the meetings held by the above-referenced committees, the independent non-employee members of the Board of Directors regularly meet in executive session without our Chief Executive Officer or any executive officers present to evaluate the performance of management.

Information Regarding Meetings

During 2005, the Board of Directors held six meetings, the Audit Committee held six meetings, the Compensation Committee held four meetings, and the Nominating and Corporate Governance Committee held one meeting. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors, and the committees on which he served, during 2005.

Although we do not have a formal written policy with respect to Board members’ attendance at our annual meetings of stockholders, we strongly encourage all directors to attend.

Selection of Nominees for the Board of Directors

The Nominating and Corporate Governance Committee of our Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to our Board and the selection of new directors to serve on our Board. Although the committee has not formulated any specific minimum qualifications for director candidates, it has determined that desirable characteristics include strength of character, mature judgment, career specialization, relevant technical skills, diversity and independence.

Our bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director must deliver written notice of the nomination not more than seventy-five (75) and not less than forty-five (45) days before the anniversary of the first mailing of proxy solicitation materials for the prior years’ meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the date of the prior years’ meeting, notice by the stockholder must be delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. The notice shall be in writing by registered mail, return receipt requested, to the Corporate Treasurer at our principal executive offices, setting forth the business to be presented by the stockholder at the stockholders’ meeting. Any such notice shall set forth the following as to each matter the stockholder proposes to bring before the meeting: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) the name and address, as they appear on our books, of the nominating stockholder; (c) the class and number of our shares that are beneficially owned by such stockholder; (d) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and (e) any material interest of the nominating stockholder with respect to the director nominee. In the absence of such notice meeting the above requirements, a stockholder shall not be entitled to present any business at any meeting of stockholders.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that is designed to promote high standards of ethical conduct by our directors and employees. The Code of Business Conduct and Ethics requires that our directors and all employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in Chelsea’s best interest. In addition, our directors and executive officers adhere to a separate Code of Ethics addressing matters relevant to their leadership positions. As a mechanism to encourage compliance with these codes, we have established procedures to receive, retain, and address complaints received regarding accounting, auditing or other matters. These procedures ensure that individuals may submit concerns in a confidential and anonymous manner.

Our Code of Business Conduct and Ethics and Code of Ethics for the Board of Directors and Executive Officers are available for review under Codes of Ethics in the Investor Relations section on our website at www.chelsearx.com.

Communications with the Board of Directors

Stockholders who wish to communicate with members of the Board, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Treasurer at our principal executive offices. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Treasurer screen this correspondence, but we may change this policy if directed by the Board due to the nature or volume of the correspondence.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves or in the past has served as a member of another entity’s board of directors or Compensation Committee, which entity has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation of Directors

All of our non-employee directors are reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.

As compensation for their service on our Board of Directors, we have also granted stock options to our non-employee directors pursuant to our 2004 Stock Plan. In September 2004, Drs. Clemens and Lau and Mr. Herskowitz each received an option to purchase 35,210 shares of our common stock that vest in equal annual installments over two years. In January 2005, Drs. Stein and Weiser and Mr. Tanen each received an option to purchase 8,802 shares of our common stock that vested in their entirety on the first anniversary of the date of grant. In January 2006, Drs. Clemens, Lau, Stein and Weiser and Mr. Herskowitz each received an option to purchase 30,000 shares that vest in equal annual installments over four years.

PROPOSAL TWO

APPROVAL OF THE AMENDMENTS TO THE 2004 STOCK PLAN

Our 2004 Stock Plan, a summary of the terms of which is provided below, was adopted and approved in May 2004 and amended in January 2005, February 2006 and April 2006. There are a total of 2,645,000 shares of common stock reserved for issuance under the 2004 Stock Plan, 1,148,568 of which are subject to stockholder approval at the meeting. In connection with our efforts to comply with listing standards, we do not intend to grant additional equity incentives under our 2004 Stock Plan unless the shares subject to those incentives have been approved by our stockholders. Accordingly, no shares are available for issuance pursuant to our 2004 Stock Plan unless the proposed share increase is approved by our stockholders.

The 2004 Stock Plan, currently administered by our Compensation Committee, authorizes our Board of Directors or Compensation Committee to grant stock options and other equity awards to eligible employees, directors and consultants and is structured to allow the Board of Directors or Compensation Committee broad discretion in creating equity incentives. We believe that equity awards made under the 2004 Stock Plan are an important incentive for our employees. Equity awards, including option grants, are a significant part of our ability to attract, retain and motivate people whose skills and performance are critical to our success. Our goal is to link employee compensation to corporate performance because we believe that this increases employee motivation to improve stockholder value. We have, therefore, consistently included equity incentives as a significant component of compensation for our employees.

On April 26, 2006, we entered into a new employment agreement with our President and Chief Executive Officer, Dr. Simon Pedder, whereby we agreed to grant Dr. Pedder an option to purchase approximately 168,000 shares of our common stock if the additional 1,148,568 shares of common stock subject to this proposal are approved. If the additional shares are approved, Dr. Pedder’s option grant will be subject to our standard terms, including vesting in four equal annual amounts from the date of grant and having an exercise price equal to the fair market value of the common stock on the date of the grant.

As of the record date, we had eight employees and expect that number to increase as we continue to expand our operations and product development and licensing efforts. In addition, in order to retain the services of existing employees as we mature, it might be necessary to grant additional options to such employees as older options become fully vested.

Vote Required

Approval of the amendments to the 2004 Stock Plan requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock present or represented at the meeting. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENTS TO THE 2004 STOCK PLAN.

Summary of the Terms of the 2004 Stock Plan

Eligibility and Administration. All of our employees, directors and consultants are eligible to receive incentive awards under the 2004 Stock Plan. Incentive awards under the 2004 Stock Plan can include incentive stock options, nonstatutory stock options, stock appreciation rights, stock awards, restricted stock and performance shares. The 2004 Stock Plan can be administered by our Board of Directors or a committee appointed to administer the plan, and is currently administered by our Compensation Committee, referred to herein as the “administrator.” Subject to the restrictions of the 2004 Stock Plan, the administrator determines who is granted incentive awards under the 2004 Stock Plan, the terms granted, including the exercise price, the number of shares subject to the incentive award and the incentive award’s exercisability.

Stock Options. The 2004 Stock Plan provides for the grant of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, solely to employees (including officers and employee directors), and nonstatutory stock options to employees, directors and consultants.

The exercise price of options granted under the 2004 Stock Plan is determined on the date of grant, and in the case of incentive stock options must be at least 100% of the fair market value per share at the time of grant. The exercise price of any incentive stock option granted to an employee who owns stock possessing more than 10% of the voting power of our outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant. The aggregate fair market value of common stock (determined as of the date of the option grant) for which incentive stock options may for the first time become exercisable by any individual in any calendar year may not exceed $100,000. Payment of the exercise price may be made by delivery of cash or a check, or, in the discretion of the administrator, the exercise price may be paid through any other form of consideration and method of payment permitted by law and the 2004 Stock Plan, including the delivery of shares of already-owned shares of our common stock and the surrender of certain shares subject to the stock option.

Options granted to employees and directors under the 2004 Stock Plan generally become exercisable in increments, based on the optionee’s continued employment or service with us, over a period of four years. The term of an incentive stock option may not exceed 10 years. Options granted under the 2004 Stock Plan, whether incentive stock options or nonstatutory options, generally expire 10 years from the date of grant, except that incentive stock options granted to an employee who owns stock possessing more than 10% of the voting power of our outstanding capital stock are not exercisable for longer than five years after the date of grant.

Stock Appreciation Rights. A stock appreciation right, referred to as a SAR, is the right to receive, in cash or common stock, all or a portion of the difference between the fair market value of a share of our common stock at the time of exercise of the SAR and the exercise price of the SAR established by the administrator, subject to such terms and conditions set forth in a SAR agreement. A SAR may be granted in connection with a stock option or alone, without reference to any related stock option.

The exercise price of a SAR granted under the 2004 Stock Plan is determined on the date of grant, and shall not be less than 100% of the fair market value of a share of our common stock on the date of grant. SARs granted under the 2004 Stock Plan generally become exercisable in increments, based on the recipient’s continued employment or service with us, over a period of four years. The term of a SAR may not exceed 10 years and one day from the date of grant.

Stock Awards and Restricted Stock. Shares of common stock may be sold or awarded to participants under the 2004 Stock Plan as an incentive for the performance of past or future services to us. The administrator may determine the purchase price to be paid for such stock, if any, and other terms of such purchase or award.

Performance Shares. A performance share consists of an award which shall be paid in shares of common stock subject to such terms and conditions as the administrator deems appropriate. Each performance share will be subject to performance objectives to be achieved by the participant before the end of a specified period. The number of performance shares granted shall be determined by the administrator and may be subject to such terms and conditions, as the administrator shall determine. If the performance objectives are achieved, each participant will be paid in shares of common stock or cash as determined by the administrator. If such objectives are not met, each grant of performance shares may provide for lesser payments in accordance with formulas established in the award.

Transferability. Except for transfers made by will or the laws of descent and distribution in the event of the holder’s death or unless approved by the administrator, no stock option, SAR, restricted stock or performance award may be transferred, pledged or assigned by the holder thereof, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise, and we shall not be required to recognize any attempted assignment of such rights by any participant. During a participant’s lifetime, an incentive may be exercised only by him or her or by his or her guardian or legal representative.

Change of Control. Generally, in the event of our consolidation or merger with or into another corporation or a sale of all or substantially all of our assets (a “Change of Control”) whereby the acquiring entity or our successor does not agree to assume the incentive awards or replace them with substantially equivalent incentive awards (as determined by the administrator in its reasonable discretion), (a) all outstanding options and SARs will vest and will become immediately exercisable in full and, if not exercised on the date of the change of control, will terminate on such date regardless of whether the participant to whom such options or SARs have been granted remains in the employ or service of ours or of any acquiring or successor entity; (b) the restrictions on all shares of restricted stock awards shall lapse immediately; and (c) all performance shares criteria shall be deemed to be met and payment made immediately. In certain circumstances, the administrator may determine that holders of stock options in the event of a Change in Control are entitled to receive cash in an amount equal to the fair market value of shares subject to the stock option prior to the Change of Control minus the exercise price for the shares subject to the stock option.

Amendment. Our Board of Directors may amend the 2004 Stock Plan at any time or from time to time or may terminate the 2004 Stock Plan without the approval of the stockholders, provided that stockholder approval will be required for any amendment to the 2004 Stock Plan that (1) increases the total number of shares reserved thereunder, (2) changes the provisions regarding eligibility for incentive stock options, (3) changes the requirements that the exercise price of an incentive stock option be set at the fair market value of our common stock at the time of grant, or (4) extends the expiration date of the 2004 Stock Plan beyond 10 years. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted under the 2004 Stock Plan. The Board may accelerate the exercisability of any option or waive any condition or restriction pertaining to such option at any time. The 2004 Stock Plan will terminate in May 2014, unless terminated sooner by the Board.

Tax Consequences of Awards Under the 2004 Stock Plan

Incentive Stock Options. An optionee who is granted an incentive stock option under the 2004 Stock Plan will generally not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise will increase the optionee’s alternative minimum taxable income by an amount equal to the difference, if any, between the fair market value of the shares at the time of exercise and the option’s exercise price, and therefore may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option’s exercise or (ii) the sale price of the shares. We will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares.

Nonstatutory Stock Options. All other options that do not qualify as incentive stock options under the 2004 Stock Plan are referred to as “nonstatutory options”. Generally, an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon its exercise, however, the optionee will generally recognize taxable ordinary income measured as the excess of the then-fair market value of the shares acquired over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an optionee who is also one of our employees will be subject to tax withholding by us. We will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option. Upon resale of such shares by the optionee, any difference between the sales price received and the fair market value for the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares.

Stock Appreciation Rights. A participant generally will recognize ordinary income upon the exercise of a stock appreciation right in an amount equal to the amount of cash received and the fair market value of any securities received at the time of exercise, plus the amount of any taxes withheld. Such amount will ordinarily be deductible by us in the same year, provided that the amount constitutes reasonable compensation and that we satisfy certain federal income tax withholding requirements.

Restricted Stock and Performance Shares. A recipient of restricted stock or performance shares, or any other incentive award under the 2004 Stock Plan that is subject to a substantial risk of forfeiture, generally will be subject to tax at ordinary income rates on the excess over the purchase price, if any, of the fair market value of the restricted stock, or other stock award, at such time that the stock is no longer subject to forfeiture and restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who elects under Code Section 83(b) within 30 days of the date of transfer of the shares to be taxed at the time of the award will have taxable ordinary income equal to the excess of the fair market value of such shares on the date of the award, determined without regard to the restrictions, over the purchase price, if any, of such restricted stock or other stock award. We will be entitled to a compensation deduction for federal income tax purposes in the year the participant is taxable, and the amount of our deduction will equal the ordinary income realized by the participant as a result of the restricted stock or other stock award.

Stock Bonuses. The grant of a stock bonus to a participant under the 2004 Stock Plan will be included in that participant’s income as compensation in that year. The participant will recognize ordinary income in the amount of the fair market value of the common stock awarded. We will be entitled to a deduction for compensation in an equal amount.

The foregoing is only a summary, based on the current Code and Treasury Regulations thereunder, of the federal income tax consequences to the optionee or other award recipient and our company with respect to the grant and exercise of options and the grant of other awards under the 2004 Stock Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee’s or award recipient’s death or the income tax laws of any municipality, state or foreign country in which an optionee or an award recipient may reside.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected the independent registered public accounting firm of J.H. Cohn LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2006 and recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection and ratification, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if it believes doing so would be in our best interests and the best interests of our stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection.

J.H. Cohn LLP has audited our financial statements for the years ending December 31, 2003, 2004 and 2005. Representatives of J.H. Cohn LLP may be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

Approval of the ratification of the appointment of J.H. Cohn LLP as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote and present or represented at the meeting.

In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF J.H. COHN LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the number of shares of our common stock beneficially owned as of April 25, 2006 by (1) those persons or groups expected to beneficially own more than 5% of the common stock, (2) each our executive officers and directors, and (3) all of our directors and executive officers as a group. Beneficial ownership of a security is determined in accordance with the rules and regulations of the SEC. Under these rules, a person is deemed to beneficially own a share of our common stock if that person has or shares voting power or investment power with respect to that share, or has the right to acquire beneficial ownership of that share within 60 days, including through the exercise of any option or other right or the conversion or any other security. Shares issuable under stock options and warrants are deemed outstanding for computing the percentage of the person holding options or warrants but are not outstanding for computing the percentage of any other person. The percentage of beneficial ownership for the following table is based upon 19,565,339 shares of capital stock outstanding as of April 25, 2006.

Except as indicated below, the security holders listed possess sole voting and investment power with respect to the shares beneficially owned by that person. Unless otherwise indicated, the address for each listed stockholders is c/o Chelsea Therapeutics, Inc., 13950 Ballantyne Corporate Place, Unit 325, Charlotte, North Carolina 28277.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percentage of Beneficial Ownership
5% Stockholders
Lester Lipschutz (1) c/o Wolf Block Schorr and Solis Cohen 1650 Arch Street Philadelphia, Pennsylvania 19103	3,194,199	16.33%
HealthCor Management, L.P. (2) Carnegie Hall Tower, 152 West 57th Street 47th Floor, New York, New York 10019	2,307,500	11.48%
Entities affiliated with Balyasny Asset Management L.P. (3) 181 West Madison, Suite 3600 Chicago, Illinois 60602	1,628,792	8.24%
RA Capital Biotech Fund, LP (4) 111 Huntington Avenue, Suite 610 Boston, Massachusetts 02199	1,300,000	6.54%
Great Point Partners, LLC (5) 2 Pickwick Plaza, Suite 450 Greenwich, Connecticut 06830	1,191,667	6.01%

Executive Officers and Directors
Simon Pedder (6)	598,011	3.04%
Michael Weiser (7)	513,401	2.62%
Jason Stein (8)	442,304	2.26%
David Tanen (9)	126,169	*
Neil Herskowitz (10)	81,189	*
L. Arthur Hewitt (11)	75,913	*
J. Nick Riehle (12)	46,571	*
Kevan Clemens (11)	17,605	*
Johnson Y.N. Lau (11)	17,605	*
All executive officers and directors as a group (9 people) (13)	1,918,768	9.66%

*	Indicates less than 1%
(1)

Consists of voting and dispositive power over (i) 11,235,885 shares owned by the Rosenwald 2000 Family Trust, for which Mr. Lipschutz serves as the trustee; (ii) 9,259,188 shares owned by the Lindsay A. Rosenwald 2000 (Delaware) Irrevocable Indenture of Trust for which Mr. Lipschutz is investment advisor;

(iii) 2,825,619 shares owned by the Lindsay A. Rosenwald Alaska Irrevocable Indenture of Trust of which Mr. Lipschutz serves as a trustee; (iv) 2,825,619, shares owned by the Lindsay A. Rosenwald Rhode Island Irrevocable Indenture of Trust for which Mr. Lipschutz serves as investment advisor; and (v) 2,825,619 shares owned by the Lindsay A. Rosenwald Nevada Irrevocable Indenture of Trust for which Mr. Lipschutz serves as a trustee. Mr. Lipschutz disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any.

(2)	HealthCor Management, L.P. is the investment manager to certain accounts, including HealthCor Offshore, Ltd., which hold the shares of our common stock and warrants to purchase our common stock, and by virtue of such status may be deemed to be the beneficial owner of 2,307,500 shares of our common stock Issuer consisting of 1,775,000 shares of our common stock and warrants to purchase 532,500 shares of our common stock. Arthur Cohen and Joseph Healey, the Managers of HealthCor Associates, LLC, the general partner of HealthCor Management, L.P., have voting and investment power with respect to these shares of common stock, and therefore may be deemed to be the beneficial owner of such shares.
(3)	Includes 762,127 shares beneficially owned by Atlas Master Fund, Ltd., or AMF. As a result of its equity ownership of AMF, each of Atlas Global, LLC, or AG, Atlas Global Investments, Ltd., or AGLI, and Atlas Global Investments II, Ltd., or AGLII, may be deemed to beneficially own the 762,127 shares beneficially owned by AMF. Also includes 297,575 shares beneficially owned by Visium Balanced Fund, LP, or VBF, 48,295 shares beneficially owned by Visium Long Bias Fund, LP, or VLBF, 234,157 shares beneficially owned by Visium Long Bias Offshore Fund, Ltd., or VLBOF, and 286,638 shares beneficially owned by Visium Balanced Offshore Fund, Ltd., or VBOF. As investment advisor to each of VBF, VLBF, VLBOF and VBOF, Visium Capital Management, LLC, or VCM, may be deemed to beneficially own the 866,665 shares beneficially owned by VBF, VLBF, VLBOF and VBOF. As investment advisor to each of AG, AGLI, AGLII and its role as sole managing member of AG, Balyasny Asset Management L.P., or BAM, may be deemed to beneficially own the 762,127 shares beneficially owned by AG, AGLI and AGLII. As investment subadvisor to each of VBF, VLBF, VLBOF and VBOF, BAM may be deemed to beneficially own the 866,665 shares beneficially owned by VBF, VLBF, VLBOF and VBOF. As the sole management member of the general partner of BAM, Mr. Dimitry Balyasny has voting or investment power over the 1,628,792 shares beneficially owned by BAM.
(4)	Richard Aldrich and Peter Kolchinsky, both Managing Directors of RA Capital Management, LLC, the General Partner of RA Capital Biotech Fund, LP, have voting, dispositive and investment control over the securities beneficially owned by this selling stockholder.
(5)	Great Point Partners, LLC, a limited liability company organized under the laws of the State of Delaware (“Great Point”) is the investment manager of Biomedical Value Fund, L.P. (“BVF”) and Biomedical Offshore Value Fund, Ltd. (“BOVF”), and by virtue of such status may be deemed to be the beneficial owner of the 572,000 and 619,617 shares of common stock of the company beneficially owned by BVF and BOVF, respectively. Dr. Jeffrey R. Jay, M.D. (“Dr. Jay”), as senior managing member of Great Point, has voting and investment power with respect to the shares held by BVF and BOVF, and therefore may be deemed to be the beneficial owner of such shares. Great Point and Dr. Jay disclaim beneficial ownership of the shares held by BVF and BOVF except to the extent of their respective pecuniary interest.
(6)	Includes 119,681 shares obtainable upon exercise of vested options.
(7)	Includes 71,514 shares obtainable upon the exercise of vested warrants and 8,802 shares obtainable upon exercise of vested options.
(8)	Includes 417 shares obtainable upon the exercise of vested warrants and 8,802 shares obtainable upon exercise of vested options.
(9)	Includes 8,802 shares obtainable upon exercise of vested options.
(10)	Includes 17,605 shares obtainable directly upon exercise of vested options and 58,584 shares and warrants exercisable for 5,000 shares held by Riverside Contracting, LLC, for which Mr. Herskowitz serves as managing member.
(11)	Comprised solely of shares obtainable upon exercise of vested options.
(12)	Includes 31,908 shares obtainable upon exercise of vested options.
(13)	Includes the shares described in footnotes (6)-(12).

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth summary information relating to compensation paid for services rendered for our fiscal years ended December 31, 2004 and 2005, with respect to the compensation paid and bonuses granted to our Chief Executive Officer and each of our other executive officers. For purposes of this prospectus, we will refer to the executive officers named in the table below as the “Named Executive Officers.”

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
	Fiscal Year	Salary (1)		Bonus		Other	Stock Options	All Other Compensation (2)
Name and Principal Position
Simon Pedder, Ph.D. President and Chief Executive Officer	2005 2004	$ $	325,000 216,667	$ $	287,500 75,000	— —	478,726 —	$ $	8,400 500

L. Arthur Hewitt Vice President, Drug Development	2005 2004	$ $	180,833 116,667		$46,375 —	— —	68,923 58,683	$ $	12,867 129,093

J. Nick Riehle Vice President, Administration and Chief Financial Officer	2005 2004	$ $	153,750 70,313		$37,500 —	— —	68,923 58,683	$ $	52,281 16,364

(1)	Drs. Pedder and Hewitt commenced working for us in May 2004 and Mr. Riehle commenced working for us in July 2004, Accordingly, salaries for 2004 reflect payment of a partial year’s salary for each officer.
(2)	Includes the following for each individual:

•	For Dr. Pedder, includes $8,400 for a matching contribution under our 401(k) plan paid in 2005 and $500 in exchange for entering into a noncompetition agreement paid in 2004;

•	For Dr. Hewitt, includes $8,170 for a matching contribution under our 401(k) plan, $438 for life insurance premiums and reimbursement of $4,259 for relocation expenses paid in 2005 and $500 in exchange for entering into a noncompetition agreement and reimbursement of $128,593 for relocation expenses paid in 2004; and

•	For Mr. Riehle, includes $6,600 for a matching contribution under our 401(k) plan, $366 for life insurance premiums and reimbursement of $45,315 for relocation expenses paid in 2005 and $500 in exchange for entering into a noncompetition agreement, reimbursement of $13,701 for relocation expenses and pre-employment consulting fees of $2,163 paid in 2004.

Option Grants, Exercises and Holdings and Fiscal Year-End Option Values

The following table sets forth information concerning stock option grants made to each of the Named Executive Officers during the fiscal year ended December 31, 2005. The potential realizable value is calculated based on the term of the option at the time of its grant, which is ten years.

					Potential realizable value at assumed annual rates of stock price appreciation for option term (3)
Name	Number of securities underlying options granted (1)	Percent of total options granted to employees in fiscal year (2)	Exercise price per share	Expiration date	5% ($)	10% ($)
Simon Pedder, Ph.D.	478,726	65.57%	$2.6242	01/10/2105	$790,042	$2,002,176
L. Arthur Hewitt	68,923	9.44%	$2.6242	01/10/2105	$113,744	$288,257
J. Nick Riehle	68,923	9.44%	$2.6242	01/10/2105	$113,744	$288,257

(1)	The options were granted at an exercise price equal to fair market value of the common stock on the date of the grant. The exercise price may be paid in cash or, in the discretion of our Compensation Committee, through the delivery of shares of common stock valued at fair market value on exercise date or through a cashless exercise procedure involving a same-day sale of purchased shares. Each of these option grants vest as to 25% of the shares on first, second, third and fourth anniversary of the date of grant.
(2)	A total of 730,045 options were granted during the fiscal year ended December 31, 2005.
(3)	Potential realizable value is based on the assumption that our common stock will appreciate at the annual rate shown, compounded annually, from the date of grant until the expiration of the 10-year option term. These amounts are calculated for SEC-mandated disclosure purposes and do not reflect our estimate of future stock prices.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information about the exercise of stock options and the exercisable and unexercisable options held by the Named Executive Officers as of December 31, 2005.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005(#)		Value of Unexercised In-the-Money Options At December 31, 2005(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Simon Pedder, Ph.D.	—	—	—	478,726	—	$88,947
L. Arthur Hewitt	—	—	29,341	98,265	$81,697	$94,506
J. Nick Riehle	14,663	$42,989	14,678	98,265	$40,244	$93,256

(1)	Based on the closing sales price in trading on the OTC Bulleting Board on December 30, 2005 of $2.81, minus the exercise price for the applicable options.

Employment Agreements and Change in Control Arrangements

Pursuant to our employment agreement with Dr. Pedder effective May 1, 2006, his annual salary is $360,000 per year, subject to periodic review and adjustment by our Compensation Committee. He will also receive a guaranteed bonus of $50,000 per year. Dr. Pedder is also eligible for a discretionary bonus targeted at 50% of his annual salary if the corporate goals set by our Board of Directors or Compensation Committee are achieved. This discretionary bonus can be decreased if the corporate goals are not met or can be increased to up to 75% of his annual salary if the corporate goals are exceeded or for exemplary performance by Dr. Pedder. In connection with his employment agreement, we agreed to grant Dr. Pedder an option to purchase approximately 168,000 shares of our common stock if the additional 1,148,568 shares of common stock subject to Proposal No. 2 in this proxy statement are approved, and agreed to consider an annual option grant to Dr. Pedder to sustain his percentage equity ownership in Chelsea Therapeutics if the corporate goals set by our Board of Directors or

Compensation Committee are achieved. Pursuant to his employment agreement, upon his termination in connection with a change of control, those options scheduled to vest during the calendar year in which such termination occurs shall be accelerated and deemed vested on the date of such termination. For purposes of this agreement, a change of control means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Exchange Act, in one transaction or a series of related transactions, of our securities representing in excess of fifty percent (50%) or more of the combined voting power of our then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on May 1, 2006, or (ii) the future disposition (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of our business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing our domicile).

We granted Mr. Riehle an option to purchase 58,683 shares of common stock on July 1, 2004, of which 44,020 shares remain available for purchase thereunder. 50% of the shares subject to this option vest on the first and second anniversaries of the date of grant. Pursuant to the terms of the option agreement, the vesting of the option shall accelerate and become 100% vested in the event of a change in control. For purposes of Mr. Riehle’s agreement, a change in control means: (1) a dissolution, liquidation or sale of substantially all of our assets; (2) a merger, share exchange or consolidation as a result of which our shareholders immediately prior thereto own less than fifty percent of the combined voting power entitled to vote in the election of directors of the surviving corporation; or (3) subject to certain exclusions set forth in the option agreements, the acquisition by any person, entity or group within the meaning of Section 13(d) of the Exchange Act, or any comparable successor provision, of the beneficial ownership of our securities representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of our directors.

Employee Benefit and Stock Plans

The following table sets forth the indicated information as of December 31, 2005 with respect to our equity compensation plans:

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrant and rights	Weighted-average price of outstanding options, warrant and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,051,940	$1.98	429,829
Equity compensation plans not approved by security holders	—	—	—

Our 2004 Stock Plan was adopted by our Board of Directors and our stockholders on May 10, 2004. A total of 2,645,000 shares of common stock have been reserved for issuance under the 2004 Stock Plan, 1,148,568 of which are subject to stockholder approval as described in this proxy statement. The 2004 Stock Plan is administered by the Compensation Committee of our Board of Directors, and provides for grants of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as well as grants of non-statutory options and stock purchase rights. Generally, options granted under the 2004 Plan will vest as to 25% of the shares on the first, second, third and fourth anniversaries of the date of grant. Options may only be transferred by will or the laws of descent and distribution. In the event of certain changes in control of our company, all outstanding options and purchase rights under the 2004 Stock Plan shall either be assumed or replaced by the successor company, or upon proper written notice to the grantees, the options and purchase rights will terminate upon the change in control. As of April 25, 2006, options to purchase 1,502,440 shares of our common stock were outstanding pursuant to the 2004 Stock Plan.

CERTAIN TRANSACTIONS

Our policy regarding transactions with affiliates is that they should be made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee or a majority of the disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties. We describe below agreements we have with one or more of our officers, directors, principal stockholders and their affiliates under which payments exceeding $60,000 were made since January 1, 2005.

February 2006 Private Placement

In February 2006, we raised gross proceeds of approximately $21.5 million through the sale of 7,166,666 shares of our common stock to ninety four accredited investors at a price per share equal to $3.00. In consideration of the purchase of the shares, we issued to the investors five year warrants for the purchase of 2,149,999 additional shares of common stock. The warrants have an exercise price of $4.20 per share and are redeemable at our option for $0.0001 per share in the event that the volume weighted average closing bid price of its common stock for any twenty (20) consecutive trading days is at least $9.00 per share.

In connection with this offering, we engaged Paramount BioCapital, Inc. as our placement agent and paid commissions and other offering-related expenses of approximately $1.6 million in cash, plus warrants to purchase 716,666 shares of our common stock with an exercise price equal to 110% of the price of the shares sold in the offering, or $3.30 per share. Two of our directors, Michael Weiser and Jason Stein, are employees of Paramount BioCapital, Inc. In addition, Lindsay A. Rosenwald, M.D. is the Chairman and Chief Executive Officer of Paramount BioCapital and certain trusts for the benefit of Dr. Rosenwald are substantial stockholders of ours. Of the warrants to purchase 716,666 shares of our common stock, a warrant to purchase 287,536 shares was allocated to Dr. Rosenwald, a warrant to purchase 33,333 shares was allocated to Dr. Weiser and a warrant to purchase 417 shares was allocated to Dr. Stein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These officers, directors and stockholders are required by regulations under the Exchange Act to furnish us with copies of all forms they file under Section 16(a).

Based solely on our review of the copies of forms we have received, we believe that during the fiscal year ended December 31, 2005 all of our officers, directors and stockholders described above complied with all Section 16(a) requirements.

REPORT OF THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this Report of the Compensation Committee of the Board of Directors shall not be deemed “filed” with the SEC or “soliciting material” under the Exchange Act and shall not be incorporated by reference into any such filings.

Introduction

The Compensation Committee of our Board of Directors was established in February 2005 and is composed solely of independent directors. In general, the Compensation Committee is responsible for reviewing and approving our compensation practices, including executive salary levels and variable compensation programs. With respect to the compensation of our Chief Executive Officer, the Compensation Committee reviews and approves the various elements of the Chief Executive Officer’s compensation. With respect to other executive officers, the Compensation Committee considers the recommendations for such individuals presented by the Chief Executive Officer and the bases therefor. The Compensation Committee also administers our 2004 Stock Plan.

General Compensation Philosophy

The primary objectives of our executive compensation policies include the following:

•	To attract, motivate and retain a highly qualified executive management team;

•	To link executive compensation to our financial performance as well as to defined individual management objectives established by the Compensation Committee;

•	To compensate competitively with the practices of similarly situated pharmaceutical companies; and

•	To create management incentives designed to enhance stockholder value.

We compete in an aggressive and dynamic industry and, as a result, believe that finding, motivating and retaining quality employees, particularly senior managers and technical personnel, are key factors to our future success. The Compensation Committee’s compensation philosophy seeks to align the interests of stockholders and management by tying compensation to our performance, either directly in the form of salary or annual bonuses paid in cash, or indirectly in the form of appreciation of stock options granted to employees through our equity incentive programs.

Executive Compensation

We have a compensation program which consists of two principal components: cash-based compensation and equity-based compensation. These two principal components are intended to attract, retain, motivate and reward executives who are expected to manage both the short-term and long-term success of our company.

Cash-Based Compensation. Cash-based compensation consists of salary, or base pay, and a discretionary annual bonus. The salaries and bonuses of each of the Named Executive Officers, other than the Chief Executive Officer, are reviewed annually by the Compensation Committee, upon the recommendation of the Chief Executive Officer. In its review, the Compensation Committee considers the extent to which we achieved our corporate objectives for the year in question, the executive’s position, his or her individual performance, and other factors. Our 2005 corporate objectives included capital raising, product development and business development goals.

Equity Incentive Programs. Long-term equity incentives, including stock options granted pursuant to our 2004 Stock Plan, align the economic interests of management and employees with those of its stockholders. Historically, we have focused on stock options because they are valuable to employees only if the fair market value of the common stock increases above the exercise price, which is set at the fair market value of the common stock on the date the option is granted. In addition, employees must remain employed for a fixed period of time in order for the options to vest fully. Our standard option agreements for new employees provides that 25% of the shares issuable upon exercise of options become vested on the first, second, third and fourth anniversary of the vesting commencement date.

The Board of Directors or the Compensation Committee may grant, and has granted, options with vesting schedules that differ from such general schedule. The number of options granted to each executive, other than the Chief Executive Officer, is determined by the Compensation Committee, upon the recommendation of the Chief Executive Officer. In making its determination, the Compensation Committee considers the executive’s position, his or her individual performance, the number of options held by the executive, with particular attention to the executive’s unvested option position, and other factors.

Compensation of Chief Executive Officer

In determining compensation for the Chief Executive Officer, the Compensation Committee considers comparative financial and compensation data of selected peer companies. Dr. Simon Pedder has been our President and Chief Executive Officer since April 2004. Due to the outstanding performance of Dr. Pedder in 2005, including managing the progress of our clinical trials and efforts involved with our becoming a publicly traded company, the Compensation Committee determined to pay him a cash bonus of $162,500, in addition to guaranteed bonuses of $125,000 pursuant to his employment contract. As discussed in greater detail above in “Employment Agreements and Change in Control Arrangements”, in connection with the expiration of his existing employment agreement and after reviewing salary data for chief executive officers of other comparable companies, the Compensation Committee determined to set Dr. Pedder’s base annual salary for 2006 at $360,000.

Tax Deductibility of Executive Compensation

Section 162 of the Internal Revenue Code of 1986, as amended (the “Code”), limits the federal income tax deductibility of compensation paid to the Chief Executive Officer and to each of the Named Executive Officers. We may deduct such compensation only to the extent that during any fiscal year the compensation paid to such individual does not exceed $1 million or meet certain specified conditions (including stockholder approval). Based on our current compensation plans and policies and proposed regulations interpreting this provision of the Code, we believe that, for the near future, there is little risk that we will lose any significant tax deduction for executive compensation.

Summary

The Compensation Committee intends that its compensation program shall be fair and motivating and shall be successful in attracting and retaining qualified employees and in linking compensation directly to our success. The Board of Directors and the Compensation Committee intend to review this program on an ongoing basis to evaluate its continued effectiveness.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Kevan Clemens, Chair
Jason Stein
Johnson Y.N. Lau

STOCK PRICE PERFORMANCE GRAPH

Our common stock has been traded on the Over-the-Counter Bulletin Board under the symbol “CHTP.OB” since July 29, 2005 and traded under the symbol “IVRC.OB” from August 18, 2004 through July 28, 2005. The following graph compares our cumulative total stockholder return from August 18, 2004 with those of the Nasdaq Composite Index and the Nasdaq Biotech Index. The graph assumes that U.S. $100 was invested on August 18, 2004 in (1) our common stock, (2) the Nasdaq Composite Index, (3) the Nasdaq Biotech Index, and that all dividends were reinvested. Note that historic stock price performance is not necessarily indicative of future stock price performance. The closing sale price of our common stock on April 28, 2006 was $6.80.

The stock price performance graph set forth below under the caption “Performance Graph” shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed “filed with” or “soliciting material” under such Acts.

Comparison of the Cumulative Total Return Among

Chelsea Therapeutics International, Ltd. and Comparative Indices.

	08/18/2004	12/31/2004	12/31/2005
CHTP / IVRC	100.00	733.33	208.15
Nasdaq Composite Index	100.00	118.57	121.09
Nasdaq Biotech Index	100.00	111.49	122.78

No cash dividends have been declared or paid on our common stock. We intend to retain earnings, if any, to fund our business and do not anticipate paying any cash dividends in the foreseeable future. Stockholder returns over the period indicated should not be considered indicative of future stockholder returns.

AUDIT COMMITTEE REPORT

Our Audit Committee has (1) reviewed and discussed the audited financial statements with management, (2) discussed with J.H. Cohn LLP, our independent registered public accounting firm for our fiscal year ended December 31, 2005, the matters required to be discussed by the Statement on Auditing Standards No. 61, and (3) received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, and has discussed the accountants’ independence with the independent registered public accounting firm. Based upon these discussions and reviews, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and filed with the SEC.

Our Audit Committee, which was formed in February 2005, is currently composed of the following three directors, all of whom are independent directors as defined in Rule 4200(a)(14) of the Nasdaq listing standards and Rule 10A(m)(3) of the Exchange Act: Neil Herskowitz; Kevan Clemens; and Johnson Y.N. Lau. Our Board of Directors has determined that Dr. Lau qualifies as an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. Our Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available in the Investor Relations section of our website at www.chelsearx.com.

J.H. Cohn LLP served as our independent registered public accounting firm for 2005 and audited our consolidated financial statements for the fiscal year ended December 31, 2005.

Summary of Fees

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities are reported to the Audit Committee at each regularly scheduled meeting.

The following table summarizes the aggregate fees billed for professional services rendered to us by J.H. Cohn LLP in 2004 and 2005. Although J.H. Cohn performed our audit for 2004, their engagement did not begin until 2005, and accordingly, all fees billed to us by J.H. Cohn were billed in 2005. A description of these various fees and services follows the table.

	2004	2005
Audit Fees	$—	$90,910
Audit-related Fees	—	28,476
Tax Fees	—	324
All Other Fees	—	—

Total	$—	$119,710

Audit Fees

The aggregate fees billed to us by J.H. Cohn LLP in connection with the annual audit, for the reviews of our financial statements included in the quarterly reports on Form 10-Q, and for other services normally provided in connection with statutory and regulatory filings, were $90,910 for the year ended December 31, 2005.

Audit-Related Fees

The aggregate fees billed to us by J.H. Cohn LLP for audit-related services were $28,476 for the year ended December 31, 2005. Audit-related fees are for review and other services normally provided in connection with statutory and regulatory filings not included in audit fees above.

Tax Fees

The aggregate fees billed to us by J.H. Cohn LLP in connection with tax services were $324 for the years ended December 31, 2004 and 2005, respectively. Tax fees are fees for tax advice and planning.

All Other Fees

We did not engage J.H. Cohn LLP for any services other than those listed above during 2005.

Our Audit Committee has considered whether and determined that the provision of the non-audit services rendered to us during 2005 was compatible with maintaining the independence of J.H. Cohn LLP.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

Neil Herskowitz, Chair

Kevan Clemens

Johnson Y.N. Lau

OTHER MATTERS

We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: May 1, 2006

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Chelsea Therapeutics International, Ltd., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 1, 2006, and hereby appoints Simon Pedder and J. Nick Riehle and each of them proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of Stockholders of Chelsea Therapeutics International, Ltd., to be held on Wednesday, July 19, 2006 at 9:00 a.m., local time, at the Ballantyne Resort located at 10000 Ballantyne Commons Parkway, Charlotte, NC 28277 and any adjournment(s) thereof, and to vote all common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, (2) FOR THE AMENDMENTS TO THE 2004 STOCK PLAN AND (3) FOR THE RATIFICATION OF THE APPOINTMENT OF J.H. COHN LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2006 FISCAL YEAR.

Election of Directors

1.	The Board of Directors recommends a vote FOR the nominees to the Board of Directors listed below.

	FOR	WITHHOLD		FOR	WITHHOLD

01 – Simon Pedder	☐	☐	04 – Neil Herskowitz	☐	☐
02 – Michael Weiser	☐	☐	05 – Johnson Y.N. Lau	☐	☐
03 – Kevan Clemens	☐	☐	06 – Jason Stein	☐	☐

Issues

The Board of Directors recommends a vote FOR the following proposals:

2.	Proposal to approve the amendments to the 2004 Stock Plan.

☐  FOR                                     ☐  AGAINST                                     ☐  ABSTAIN

3.	Proposal to ratify the appointment of J.H. Cohn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

☐  FOR                                     ☐  AGAINST                                     ☐  ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting and at any adjournment(s) thereof.

☐	Please check here if you plan to attend the Annual Meeting in person.

Authorized signatures—Sign here—This section must be completed for your instructions to be executed.

(This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Dated: , 2006

Signature:

Signature: